Exhibit 21.1



                              LIST OF SUBSIDIARIES



     Eagle Gaming, Inc.                           Nevada

     Elsinore of Atlantic City, L.P.              New Jersey

     Elsinore of New Jersey, Inc.                 New Jersey

     Elsinore Finance Corporation                 New Jersey

     Elsinore-Missouri Gaming, Inc.               Nevada

     Elsinore Tahoe, Inc.                         Nevada

     Elsub Corporation                            New Jersey

     Elsub Management Corporation                 Nevada

     Four Queens Experience Corporation           Nevada

     Four Queens, Inc.                            Nevada

     Mojave Gaming, Inc.                          Nevada

     Nashville Nevada, LLC                        Nevada

     Olympia Gaming Corporation                   Nevada

     Palm Springs East Limited Partnership        Nevada

     Pinnacle Gaming, Inc.                        Nevada